PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT: James Kaprio
Telephone: 877-361-4567

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 GOUNG HEI INVESTMENT CO., LTD. AND MORGAN COOPER, INC. EFFECT REVERSE MERGER.

DALLAS,  TEXAS - November 22,  1999.  Goung Hei  Investment  Co.,  Ltd.  (OTCBB:
"GHIC") today announced that through a reverse merger transaction it has acquired 100% of all of the issued and outstanding stock of Morgan Cooper, Inc. of New York City. As part of the transaction, 11,637,652 newly issued shares of GHIC were transferred to the stockholders of Morgan Cooper, who now own and control approximately 83% of GHIC.

Morgan Cooper Inc. ("Company") was incorporated in August 1999 to combine the existing businesses and capitalize on the talents of its founders, Morgan Cooper and Zarina Cooper. The Company, through its divisions, specializes in the design, manufacture and distribution of the Company's contemporary, sportswear, designer-label to over 250 specialty stores and department stores. Some of its private label customers are Kenneth Cole, BMW and Smith Jeans

Based upon existing orders that have been transferred to the Company by its founders and projected orders to be received during year 2000, the Company projects first year sales in excess of $82 million with net income before taxes in excess of $5 million.

The above information contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate", "estimate", "expect", "intend" , "projects" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.